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                                                                    EXHIBIT 99.1

MONDAY OCTOBER 8, 7:31 AM EASTERN TIME

PRESS RELEASE

SOURCE: Avigen, Inc.

AVIGEN REPORTS STATUS ON LIVER INFUSION OF GENE THERAPY TREATMENT FOR HEMOPHILIA
B

ALAMEDA, Calif., Oct. 8 /PRNewswire/ -- Avigen, Inc. (Nasdaq: AVGN - news) today announced that the clinical trial studying the safety of its Coagulin-B(TM) gene therapy for the treatment of hemophilia B is on clinical hold.

Under the protocol, this step is required if the vector is identified in the semen of a patient, which was determined to be the case using sensitive assays.

Avigen expects the study to resume after an appropriate period of time following the disappearance of the vector from the semen. The one patient treated to date is doing well and no significant adverse events have been identified.

Based in the San Francisco Bay Area, Avigen, Inc. is a biotechnology company involved in the development of gene therapy products using its AAV platform technology for the treatment of inherited and acquired diseases. Avigen's proposed gene therapy products be designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. Additional information on Avigen's proprietary gene therapies can be found at www.avigen.com.

Note: The statement in this press release of Avigen's expectations regarding the resumption of the clinical trial is a forward-looking statement subject to risks and uncertainties. In particular, the resumption of the clinical trial may not occur if traces of the vector continue to be found in the patient's semen, or the FDA is not satisfied that the vector is safe even if traces of the vector are no longer present. Other risks relating to regulatory uncertainty and to Avigen in general are detailed in Avigen's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SOURCE: Avigen, Inc.